Exhibit 10.05

[EDMC LETTERHEAD]

VIA PERSONAL AND OVERNIGHT DELIVERY

December 7, 2006

John T. South, III
12 Water Witch Crossing
Savannah, GA 31411

Re: Employment Agreement

Dear John:

Reference is made to that certain Employment Agreement (the “Agreement”) of even date herewith between John T. South, III and Education Management LLC (the “Company”). In addition to reimbursement of commercially reasonable business out-of-pocket expenses incurred during the Term pursuant to Section 2.6 of the Agreement, the Company agrees that during the Term you shall be entitled to reimbursement for reasonable expenses incurred in connection with (a) the business use of an airplane owned in part by you at the rate of up to $1,250.00 per hour of use and the reasonable cost for meals and lodging for a pilot or pilots when necessary on overnight trips, but in any event such reimbursement in any fiscal year of the Company shall not exceed in the aggregate the amount of $160,000, and (b) the dues and related expenses for the Downtown Savannah Rotary, the World President’s Organization, the Atlanta Forum 10 Young President’s Organization, the First City Club, and the Chatham Club, subject in the case of clauses (a) and (b) to proper substantiation of such expenses.

The Company agrees that you may continue to serve on the Board of Trustees or Directors, as the case may be, of SunTrust Bank of Savannah, the Independent Presbyterian Church of Savannah (including the Building Committee of such Board), Concorde South, Inc., Green King, Inc., South Educators, Inc. and Green Vaughn, LLC; provided, however, in no event shall your service on any such Board violate the terms of Section 4 of the Agreement.

Capitalized terms used herein have the meanings given them in the Agreement unless otherwise defined herein. The terms and conditions of the Agreement shall remain in full force and effect

John T. South, III

December 7, 2006

except as expressly modified pursuant to this letter agreement. The Company acknowledges and agrees that the terms set forth in this letter agreement are a material inducement for you to enter into the Agreement and constitute material obligations of the Company.

The terms set forth in this letter agreement shall be in addition to the terms of the Agreement.

Sincerely yours,

/s/ John R. McKernan, Jr.
John R. McKernan, Jr. Chief Executive Officer

Acknowledged and agreed this 7th day of December, 2006

/s/ John T. South, III
John T. South, III